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                                                                    EXHIBIT 8.1

                                King & Spalding
                             191 Peachtree Street
                            Atlanta, Georgia 30303


                               February 21, 2001


Post Properties, Inc.
Post Apartment Homes, L.P.
4401 Northside Parkway
Suite 800
Atlanta, Georgia 30327

         Re: Post Properties, Inc. and Post Apartment Homes, L.P. Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), and Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus, of (A) the common stock, par value $.01 per share (the "Common Stock") of the Company, preferred stock, par value $.01 per share ("Preferred Stock") of the Company, and depositary shares representing Preferred Stock, in an aggregate amount not to exceed $287,000,000 and (B) debt securities, in an aggregate principal amount not to exceed $500,000,000 to be issued by the Operating Partnership.

         The Company and the Operating Partnership have requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the classification, for federal income tax purpose, of the Operating Partnership and each of the partnerships and limited liability companies in which the Operating Partnership has, at any time through the date hereof, held an interest (the "Pass-Through Affiliates"); and (iii) the accuracy of the information in the Prospectus under the heading "Federal Income Tax Considerations."

         Unless the context requires otherwise, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.
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Post Properties, Inc.
Post Apartment Homes, L.P.
February 21, 2001
Page 2


                        FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement, including the reports incorporated by reference therein, the Prospectus, and the analyses of qualifying income prepared by the Company with the assistance of PricewaterhouseCoopers LLP, the Company's accounting firm. We have also examined the organizational documents, as amended, of the following entities: the Company, the Operating Partnership, Post Development Services Limited Partnership, Addison Circle One, Ltd.,
Addison Circle Two, Ltd., Addison Circle Three, Ltd., P/C First Avenue, LLC,
P/C 89th Street, LLC, P/C Times Square, LLC, Post West Avenue Lofts, L.P., Rice Lofts, L.P., Villas at Parkway Village, L.P., Post Rice Lofts, LLC, Post Uptown, LLC, Akard-McKinney Investment Company, LLC, Columbus Management Services, LLC, Post Aviation, LLC, Greenwood Residential, LLC, Villas GP, LLC, Uptown Denver, LLC, Post 89th Street, LLC, Post Times Square, LLC, Post 1499 Massachusetts, LLC, Post West Avenue, LLC, Post Paseo Colorado, LLC, Post Carlyle I, LLC, Post Services, Inc. and Addison Circle Access, Inc. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and with PricewaterhouseCoopers LLP, including representations of the Company that are set forth in a letter to us.


                                    OPINION

         Based upon and subject to the foregoing, we are of the following opinion:

         (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 1993, and its organization and proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT.

         (2) The Operating Partnership and each Pass-Through Affiliate which is not 100% beneficially owned by the Operating Partnership are properly treated as partnerships for federal income tax purposes, and each Pass-Through Affiliate that is 100% beneficially owned by the Operating Partnership is disregarded for federal income tax purposes.

         (3) The discussion contained in the Prospectus under the heading "Federal Income Tax Considerations" is accurate and fairly summarizes the federal income tax considerations that are
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Post Properties, Inc.
Post Apartment Homes, L.P.
February 21, 2001
Page 3


likely to be material to a holder of the Common Stock, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

         The opinion expressed herein is given as of the date hereof and is based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership and the investors in the securities that are described in the Prospectus. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax matters.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal matters" in the Prospectus.


                                             Very truly yours,



                                             King & Spalding